Exhibit 10-W



In July 2001, the Company entered into an agreement with Wolfgang W. Reitzle. Under this agreement, if Dr. Reitzle continues working for the Company until December 31, 2005, the Company will pay him $5,000,000 in January 2006. In addition, his unvested options will become vested on January 1, 2006 and all his options will be exercisable until their normal expiration dates. Further, unless he requests normal vesting terms before December 1, 2005, his Restricted Stock Units will vest as of January 1, 2006 and be paid out as soon as practical thereafter.

In the event Dr. Reitzle continues working for the Company beyond 2005, he may request before December 1, 2005 that payment of the $5,000,000 be deferred until a later date.

These arrangements also would apply in the event the Company terminates Dr. Reitzle's employment other than for cause before December 31, 2005.

These arrangements are contingent upon Dr. Reitzle's refraining from conduct that is adverse to the Company and are subject to competitive activity restrictions.